EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Investors Contact:
Robert G. Burrows
Vice President, Investor Relations
301-795-1877
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt
Vice President, Corporate Communications
301-795-1800
SchmittT@ebsi.com

U.S. GOVERNMENT EXPANDS BIOTHRAX PROCUREMENT CONTRACT TO 17.92M DOSES FROM 14.5M INCREASING CONTRACT VALUE BY UP TO $101 MILLION

ROCKVILLE, MD, May 2, 2011 – Emergent BioSolutions Inc. (NYSE:EBS) announced today that it has signed a modification to its current procurement contract (200-2009-30162) with the U.S. government to supply an additional 3.42 million doses of BioThrax® (Anthrax Vaccine Adsorbed).  BioThrax is the only vaccine licensed by the U.S. Food and Drug Administration (FDA) to protect against anthrax infection.

This modification to the contract is valued at up to $101 million for the delivery and shipping of additional doses of BioThrax beginning 3Q 2011.  Delivery of these doses will commence immediately following early completion of final delivery of the original 14.5 million doses of BioThrax under the contract prior to this modification.  Emergent anticipates completing all deliveries of these additional 3.42 million doses of BioThrax during the remainder of 2011.

“Emergent proudly supports the U.S. government’s efforts and unwavering commitment to meet its stated need of 75 million doses of anthrax vaccines,” said Fuad El-Hibri, chairman and chief executive officer of Emergent BioSolutions.  “This contract is an indication that BioThrax remains a critical component of the government’s arsenal of biodefense medical countermeasures.  In addition to this contract modification, we are continuing discussions with the U.S. government regarding a follow-on procurement contract, which we anticipate will cover a multi-year period.”

About Emergent BioSolutions Inc.
Emergent BioSolutions protects and enhances life by developing and manufacturing vaccines and therapeutics that are supplied to healthcare providers and purchasers for use in preventing and treating disease. Emergent's marketed and investigational products target infectious diseases, oncology and autoimmune disorders. Additional information about the company may be found at www.emergentbiosolutions.com.

About BioThrax
BioThrax is the only FDA-licensed vaccine for the prevention of anthrax infection.  It is indicated for the active immunization of adults who are at high risk of exposure to anthrax.  BioThrax is manufactured from a culture filtrate, made from a non-virulent strain of Bacillus anthracis.  To date, Emergent has delivered over 42 million doses of BioThrax to the U.S. government and continues to deliver additional doses under active procurement contracts.  Since 1998, over 10 million doses have been administered to more than 2.5 million military personnel.  For full prescribing information, please visit www.biothrax.com/prescribinginformation_biothrax_us.pdf.

Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including any potential future securities offering, our expected revenue growth and net earnings for 2011, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including appropriations for BioThrax® procurement; our ability to obtain new BioThrax® sales contracts or modifications to existing contracts; our plans to pursue label expansions and improvements for BioThrax®; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance of our products; the success of preclinical studies and clinical trials of our product candidates and post-approval clinical utility of our products; and other factors identified in the company’s Annual Report for the year ended December 31, 2010 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.
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